Exhibit 99.1
Clear Channel Sets Purchase Price in Tender Offer and
Consent Solicitation for AMFM Senior Notes
San Antonio, TX, July 28, 2008 — In connection with Clear Channel Communications, Inc.’s (“Clear Channel”) previously announced tender offer for its subsidiary AMFM Operating Inc.’s (“AMFM”) outstanding 8% Senior Notes due 2008 (CUSIP No. 158916AL0) (the “Notes”), Clear Channel announced today the total consideration to be paid for the Notes that are validly tendered and accepted for purchase under the tender offer.
The total consideration to be paid for validly tendered (and not validly withdrawn) Notes was determined using the yield of the 4.875% U.S. Treasury Notes due October 31, 2008 (the “Reference Security”) plus a fixed spread of 75 basis points. The yield on the Reference Security, as calculated by Citi, at 2:00 p.m., New York City time, on Monday, July 28, 2008, was 1.661%. Accordingly, the tender offer yield and total consideration, excluding accrued and unpaid interest but including the consent payment, per $1,000 principal amount of Notes are 2.411% and $1,013.92 respectively. AMFM currently expects to make payment for the Notes on July 30, 2008, and the total consideration paid to validly tendering holders will reflect the actual date of payment.
As of 5:00 p.m. on July 28, 2008, AMFM had received tenders with respect to approximately $639 million aggregate principal amount of the Notes (approximately 99% of the total outstanding principal amount of the Notes).
The date on which the tender offer is scheduled to expire (the “Offer Expiration Date”) is currently scheduled for 8:00 a.m. New York City time on July 30, 2008 and the consent payment deadline for the Notes (the “Consent Payment Deadline”) is currently scheduled for 8:00 a.m. New York City time on July 30, 2008. Each of the Offer Expiration Date and the Consent Payment Deadline is subject to extension or earlier termination by AMFM in its sole discretion.
The tender offer and consent solicitation is being made pursuant to the terms and conditions set forth in the AMFM Offer to Purchase and Consent Solicitation Statement for the Notes dated December 17, 2007, and the related Letter of Transmittal and Consent. Further details about the terms and conditions of the tender offer and consent solicitation are set forth therein.
The tender offer and consent solicitation is being made in connection with the previously announced merger (the “Merger”) with BT Triple Crown Merger Co., Inc. The closing of the Merger is scheduled to occur on July 30, 2008. AMFM intends to complete the tender offer and consent solicitation for the Notes upon consummation of the Merger. The completion of the Merger and the related debt financings are not subject to, or conditioned upon, the completion of the tender offer or the related consent solicitation or the adoption of the proposed amendments with respect to the Notes.
Clear Channel has retained Citi to act as the lead dealer manager for the tender offer and lead solicitation agent for the consent solicitation and Deutsche Bank Securities Inc. and Morgan Stanley & Co. Incorporated to act as co-dealer managers for the tender offer and co-solicitation agent for the consent solicitation. Global Bondholder Services Corporation is the Information

Agent for the tender offer and the consent solicitation. Questions regarding the transaction should be directed to Citi at (800) 558-3745 (toll-free) or (212) 723-6106 (collect). Requests for documentation should be directed to Global Bondholder Services Corporation at (212) 430-3774 (for banks and brokers only) or (866) 924-2200 (for all others toll-free).
This announcement is for informational purposes only. This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to the Notes. The tender offer and consent solicitation are being made solely pursuant to the Offer to Purchase and related documents. The tender offer and consent solicitation are not being made to holders of the Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws require the tender offer and consent solicitation to be made by a licensed broker or dealer, the tender offer and consent solicitation will be deemed to be made on behalf of Clear Channel by one or more of the dealer managers, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.
Clear Channel Communications, Inc. (NYSE: CCU), headquartered in San Antonio, Texas, is a global leader in the out-of-home advertising industry with radio stations and outdoor displays in various countries around the world.
This press release contains forward-looking statements based on current Clear Channel management expectations. Those forward-looking statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the outcome of any legal proceedings that have been or may be instituted by or against Clear Channel and others relating to the merger agreement; (3) the inability to complete the Merger due to the failure to satisfy conditions to consummation of the Merger; (4) the failure to obtain the necessary debt financing arrangements contemplated in connection with the Merger; (5) the failure of the Merger to close for any other reason; (6) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the Merger; (7) the effect of the Merger on our customer relationships, operating results and business generally; (8) the ability to recognize the benefits of the Merger; (9) the amount of the costs, fees, expenses and charges related to the Merger; and (10) the impact of the substantial indebtedness incurred to finance the consummation of the Merger. Many of the factors that will determine the outcome of the subject matter of this press release are beyond Clear Channel’s ability to control or predict. Clear Channel undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
Contact
Clear Channel Communications, Inc.
Investor Relations Department, 210-822-2828